Exhibit 5.1

Our ref: CHX/793463-000005/37942768v1

Wang & Lee Group, Inc. Kingston Chambers PO Box 173 Road Town Tortola, VG1110 British Virgin Islands

23 August 2024

Dear Sirs

Wang & Lee Group, Inc. (the “Company”)

We have acted as counsel as to British Virgin Islands law to the Company in connection with the Company’s registration statement on Form F-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), to be filed with the Securities and Exchange Commission (the “Commission”), relating to the offering of the following securities of the Company having an aggregate offering price of up to $30,000,000:

a)	ordinary shares of the Company of no par value each (the “Ordinary Shares” which term includes any ordinary shares to be issued pursuant to the conversion, exchange or exercise of any other Securities);

b)	debt securities, in one or more series (the “Debt Securities”) issuable pursuant to the terms of an indenture (the “Indenture Documents”);

c)	warrants to purchase Ordinary Shares or Debt Securities (the “Warrants”) issuable pursuant to the terms of a warrant agreement, if applicable, (the “Warrant Agreement”) and warrant certificate (the “Warrant Certificate” and together with the Warrant Agreement, the “Warrant Documents”);

d)	rights (the “Rights”) to purchase Securities (as defined below) of the Company pursuant to the terms of a rights agreement (the “Rights Agreement”) and rights certificate (the “Rights Certificate” and, together with the Rights Agreement, the “Rights Documents”); and

e)	units consisting of Ordinary Shares, Debt Securities, Warrants or Rights, or any combination thereof, in one or more series (the “Units”) issuable pursuant to the terms of a unit agreement (the “Unit Agreement”) and unit certificate (the “Unit Certificate” and together with the Unit Agreement, the “Unit Documents”),

The Ordinary Shares, the Debt Securities, the Warrants, the Rights and the Units are, together the “Securities”.

This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 23 August 2024, including the Company’s Certificate of Incorporation and the memorandum and articles of association registered on 20 June 2022 (the “Memorandum and Articles”).

1.2	A list of the Company’s directors provided by the Registry of Corporate Affairs dated 23 August 2024 (the “Registry List of Directors”).

1.3	The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System and the E-Litigation Portal from 1 January 2000 and available for inspection on 23 August 2024 at the British Virgin Islands High Court Registry (the “High Court Registry”).

1.4	The written resolutions of the board of directors of the Company dated 23 August 2024 (the “Resolutions”).

1.5	A Certificate of Incumbency dated 23 August 2024, issued by Maples Corporate Services (BVI) Limited, the Company’s registered agent (the “Registered Agent’s Certificate”).

1.6	A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 23 August 2024 (the “Certificate of Good Standing”).

1.7	A certificate from a director of the Company (the “Director’s Certificate”) (a copy of which is appended to this opinion at Appendix A).

1.8	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registry List of Directors, the Registered Agent’s Certificate, the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Warrant Documents, the Indenture Documents, the Rights Documents and the Unit Documents (together, the “Documents”), the Warrants issuable under the Warrant Documents, the Rights issuable under the Rights Documents, the Debt Securities issuable under the Indenture Documents and the Units issuable under the Unit Documents will be, authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.2	The Documents, the Warrants issuable under the Warrant Documents, the Rights issuable under the Rights Documents, the Debt Securities issuable under the Indenture Documents and the Units issuable under the Unit Documents are or will be governed by the laws of the State of New York.

2.3	The Documents, the Warrants issuable under the Warrant Documents, the Rights issuable under the Rights Documents, the Debt Securities issuable under the Indenture Documents, and the Units issuable under the Unit Documents will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.4	The choice of the Relevant Law as the governing law of the Documents, the Warrants issuable under the Warrant Documents, the Rights issuable under the Rights Documents, the Debt Securities issuable under the Indenture Documents and the Units issuable under the Unit Documents will be made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the laws of the British Virgin Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the British Virgin Islands).

2.5	The Securities (other than the Ordinary Shares) are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws.

2.6	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents, the Warrants issuable under the Warrant Documents, the Rights issuable under the Rights Documents, the Debt Securities issuable under the Indenture Documents and the Units issuable under the Unit Documents.

2.7	There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

2.8	No monies paid to or for the account of any party under the Documents, the Warrants issuable under the Warrant Documents, the Rights issuable under the Rights Documents, the Debt Securities issuable under the Indenture Documents and the Units issuable under the Unit Documents or any property received or disposed of by any party to the Documents, the Warrants issuable under the Warrant Documents, the Rights issuable under the Rights Documents, the Debt Securities issuable under the Indenture Documents and the Units issuable under the Unit Documents in each case in connection with the Documents, the Warrants issuable under the Warrant Documents, the Rights issuable under the Rights Documents, the Debt Securities issuable under the Indenture Documents and the Units issuable under the Unit Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct (as defined in the Proceeds of Criminal Conduct Act (As Revised)).

2.9	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.10	All signatures, initials and seals are genuine.

2.11	The Resolutions remain in full force and effect and have not been revoked or varied.

2.12	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.13	The Debt Securities will be issued and authenticated in accordance with the provisions of a duly authorised, executed and delivered Indenture Document.

2.14	The Indenture Documents, the Warrants and the Warrant Documents, the Rights and the Rights Documents and the Units and the Unit Documents will be executed and delivered by an authorised person of the parties thereto.

2.15	The Company has sufficient authorised and unissued Ordinary Shares under the Memorandum and Articles at the time any Ordinary Shares are issued.

2.16	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Ordinary Shares.

2.17	The Company has received, or will receive, cash consideration or non-cash consideration in consideration for the issue of the Ordinary Shares, and that:

(a) none of the Ordinary Shares have been, or will be, issued for less than their par value; and

(b) to the extent that any Ordinary Shares are, or will be, issued, in whole or in part, for non-cash consideration, the value of the non-cash consideration and cash consideration, if any, is not less than the amount credited or to be credited for such Ordinary Shares.

2.18	The Ordinary Shares to be issued upon exchange or conversion of the Debt Securities or the exercise of the Warrants or Rights are issued for cash consideration, or, to the extent that any Ordinary Shares to be issued upon exchange or conversion of the Debt Securities or the exercise of the Warrants or Rights are to be issued, in whole or in part, for non-cash consideration, the Company has passed or will pass a resolution of directors in respect of such Ordinary Shares stating:

(a) the amount to be credited for the issue of such Ordinary Shares; and

(b) that, in their opinion, the present cash value of the non-cash consideration and cash consideration, if any, is not less than the amount to be credited for such Ordinary Shares.

2.19	The issue of the Warrants issuable under the Warrant Documents, the Rights issuable under the Rights Documents, the Debt Securities issuable under the Indenture Documents, the Units issuable under the Unit Documents and the Ordinary Shares will be of commercial benefit to the Company.

2.20	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. We have not made any investigation of the laws, rules or regulations of any jurisdiction other than the laws of the British Virgin Islands.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (As Revised) (the “Act”), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.

3.2	With respect to the Ordinary Shares, when: (a) the board of directors of the Company has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (b) the issue of such Ordinary Shares have been recorded in the Company’s register of members; and (c) the subscription price of such Ordinary Shares have been fully paid in cash or other consideration approved by the board of directors of the Company, the Ordinary Shares will be duly authorised, validly issued, fully-paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.

3.3	With respect to each issue of Debt Securities pursuant to the relevant Indenture Document, when (a) the board of directors of the Company has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; and (b) such Debt Securities issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the relevant Indenture Document relating to such issue of Debt Securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Debt Securities issued pursuant to the relevant Indenture Document will have been duly executed, issued and delivered.

3.4	With respect to the Warrants, when: (a) the board of directors of the Company has taken all necessary corporate action to approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (b) if applicable, a Warrant Agreement relating to the Warrants shall have been duly authorised and validly executed and delivered by the Company and the financial institution designated as warrant agent thereunder; and (c) the Warrant Certificates have been duly executed, countersigned, registered and delivered in accordance with the Warrant Agreement, if applicable, relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the Company upon payment of the consideration therefor provided therein, the Warrants will be duly authorised, legal and binding obligations of the Company.

3.5	With respect to the Rights, when: (a) the board of directors of the Company has taken all necessary corporate action to approve the creation and terms of the Rights and to approve the issue thereof, the terms of the offering thereof and related matters; (b) a Rights Agreement relating to the Rights shall have been duly authorised and validly executed and delivered by the Company and the financial institution designated as rights agent thereunder; and (c) the Rights Certificates have been duly executed, countersigned, registered and delivered in accordance with the Rights Agreement relating to the Rights and the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the Company upon payment of the consideration therefor provided therein, the Rights will be duly authorised, legal and binding obligations of the Company.

3.6	With respect to the Units, when: (a) the board of directors of the Company has taken all necessary corporate action to approve the creation and terms of the Units and to approve the issue thereof, the terms of the offering thereof and related matters; (b) a Unit Agreement relating to the Units shall have been duly authorised and validly executed and delivered by the Company and the financial institution designated as unit agent thereunder; and (c) the Units Certificates have been duly executed, countersigned, registered and delivered in accordance with the Unit Agreement relating to the Units and the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the Company upon payment of the consideration therefor provided therein, the Units will be duly authorised, legal and binding obligations of the Company.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Documents or the relevant Securities issuable thereunder will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

	(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

	(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

	(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

	(d)	where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction;

	(e)	the courts of the British Virgin Islands have jurisdiction to give judgment in the currency of the relevant obligation;

	(f)	arrangements that constitute penalties will not be enforceable;

	(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

	(h)	an agreement made by a person in the course of carrying on unauthorised financial services business is unenforceable against the other party under section 50F of the Financial Services Commission Act (As Revised);

	(i)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

	(j)	the courts of the British Virgin Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;

	(k)	any provision in a Document that is governed by British Virgin Islands law which expresses any matter to be determined by future agreement may be void or unenforceable;

(l) we reserve our opinion as to the enforceability of the relevant provisions of the Documents to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the British Virgin Islands would accept jurisdiction notwithstanding such provisions; and

(m) a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Act including, without limitation, the power to increase its maximum number of shares, amend its memorandum and articles of association or present a petition to a British Virgin Islands court for an order to wind up the Company.

4.2	To maintain the Company in good standing with the Registrar of Corporate Affairs under the laws of the British Virgin Islands, annual filing fees must be paid and returns made to the Registrar of Corporate Affairs within the time frame prescribed by law.

4.3	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-British Virgin Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Documents or the relevant Securities thereunder.

4.4	We have not reviewed the final forms of the Indenture Documents, the Debt Securities to be issued thereunder, the Warrant Documents or the Warrants to be issued thereunder, the Rights Documents or the Rights, the Unit Documents or the Units to be issued thereunder, and our opinions are qualified accordingly.

4.5	We reserve our opinion as to the extent to which the courts of the British Virgin Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Warrant Documents, the Warrants, the Indenture, the Debt Securities, the Unit Documents or the Units and enforce the remainder of the Warrant Documents, the Warrants, the Indenture, the Debt Securities, the Unit Documents or the Units or the transaction of which such provisions form a part, notwithstanding any express provisions in the Documents in this regard.

4.6	The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions extended to the British Virgin Islands by Orders in Council and/or sanctions imposed by governmental or regulatory authorities or agencies in the British Virgin Islands under British Virgin Islands legislation.

4.7	Under British Virgin Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. There are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Company’s Ordinary Shares, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.

4.8	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.9	In this opinion, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, solely by virtue of its status as a shareholder, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.10	We express no view as to the commercial terms of the Documents or the relevant Securities issuable thereunder or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

4.11	We express no opinion with respect to any direct or indirect acquisition, disposal or exercise of rights by the Company of or in respect of any interest in any property governed by the laws of or situated in the British Virgin Islands.

4.12	The search of records of proceedings available at the High Court Registry would not reveal any proceeding which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the High Court Registry).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the SEC Act or the rules and regulations of the Commission thereunder.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Documents or the relevant Securities issuable thereunder and express no opinion or observation upon the terms of any such document.

This opinion letter may be relied upon by Loeb and Loeb LLP for the purpose solely of any legal opinion that they may be required to give with respect to the Registration Statement.

Yours faithfully

Sgd. Maples ad Calder
Maples and Calder

Appendix A

Director’s Certificate (F-3 Shelf)

To:	Maples and Calder
5th Floor, Ritter House
PO Box 173
Road Town
Tortola
British Virgin Islands

23 August 2024

Dear Sirs

Wang & Lee Group, Inc. (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion in relation to certain aspects of British Virgin Islands law (the “Opinion”). Unless otherwise defined herein, capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles of Association of the Company registered on 20 June 2022 remain in full force and effect and are unamended.

2	The director resolutions dated 23 August 2024 (the “Written Resolutions”) were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company). The Written Resolutions have not been amended, varied or revoked in any respect and the directors of the Company have not restricted or limited the powers of any future directors of the Company in any way.

3	The Company is authorised to issue an unlimited number of no par value shares of a single class.

4	Immediately prior to the issuance of any the Ordinary Shares, the Company will have sufficient authorised but unissued shares in order for Ordinary Shares to be issued as contemplated by the Registration Statement.

5	The shareholders of the Company (the “Shareholders”) have not restricted or limited the powers of the directors of the Company in any way.

6	The directors of the Company at the date of the Written Resolutions and at the date of this certificate were and are Pui Lung Ho, Olivia Sarah Annabel Marion Serre, Juan Ruiz-Coello, Chun Yip, Edmund Chan and Wood Shing Kei Sze.

7	The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and on which the Registered Agent’s Certificate were prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the members and directors (or any committee thereof) (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

8	The Company has not created any charges over any of its property or assets.

9	Prior to, at the time of, and immediately following approval of the transactions the subject of the Registration Statement the Company was, or will be, able to pay its debts as they fell, or fall, due, and the transactions to which the Registration Statement relate will not cause the Company to become unable to pay its debts as they fall due. The Company has entered, or will enter, into the transactions the subject of the Registration Statement for proper value, not with an intention to defraud or wilfully defeat an obligation owed to any creditor and the transactions contemplated thereby do not and will not give any creditor an unfair preference.

10	Each director of the Company considers the entry by the Company into the transactions as contemplated by the Registration Statement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

11	When the Debt Securities have been duly authorised by the Company and when the Debt Securities are signed in facsimile or manually by a director or officer of the Company on behalf of the Company and, if appropriate, authenticated in the manner set forth in a duly authorised, executed and delivered Indenture and delivered against due payment therefor, the Debt Securities will be valid, binding and enforceable obligations of the Company.

12	Neither the Company nor any of its subsidiaries (if any) has an interest in any land in the British Virgin Islands.

13	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the Directors and/or the Member taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

14	The Company has at no time had employees.

15	No invitation has been made or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Ordinary Shares.

16	To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

17	The Ordinary Shares to be issued pursuant to the Registration Statement have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members.

18	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

19	There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion, unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Pui Lung Ho
Name:	Pui Lung Ho
Title:	Director